EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Affirmative Insurance Holdings, Inc.:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-137938) of Affirmative Insurance Holdings, Inc. of our report dated April 11, 2006 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Dallas, Texas

March 14, 2008